Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE DISTRIBUTION

FEBRUARY 9, 2004

SUBJECT: FINANCIAL RESULTS

Contact:	Peter Zentz
Corporate Communications Manager
or
Frank Dunne, Vice President, CFO & Treasurer
(508) 563-1000

Benthos Announces First Quarter 2004 Results

NORTH FALMOUTH, MASSACHUSETTS, FEBRUARY 9, 2004 . . . BENTHOS, INC. (NASDAQ: BTHS) today reported financial results for the first quarter of fiscal 2004 ended December 31, 2003. Net sales for the quarter were $3,823,000, down 12.2% from sales of $4,352,000 in the first quarter of the previous fiscal year. Net loss for the quarter was $187,000, or ($0.14) per share, compared to a net loss of $235,000, or ($0.17) per share, in the first quarter of fiscal 2003.

In the Undersea Systems Division, first quarter 2004 sales were $2,451,000, a 1.7% increase compared to sales of $2,410,000 in the same period last year. Sales in the TapTone Package Inspection Systems Division in the first quarter of fiscal 2004 were $1,372,000, a 29.4% decrease from sales of $1,942,000 in the first quarter of fiscal 2003.

Commenting on today’s announcement, Ronald L. Marsiglio, Benthos President and CEO, said, “Even though the results of the first quarter of fiscal 2004 are disappointing, there is encouraging news. Although sales were lower than the first quarter of fiscal year 2003 by 12.2%, our operating loss for the current quarter was 3.9% less than the prior year quarter. Gross profit as a percent to sales was 37.7% in the first quarter of fiscal year 2004 as compared to 35.3% in the same period of fiscal year 2003 on significantly lower sales volume.”

Marsiglio continued, “Our newly introduced C3D High Resolution Side Scan Sonar system is becoming recognized as a new standard in the oceanographic industry. This system obtains detailed three-dimensional images of the seafloor and is being widely demonstrated to industry leaders. It is receiving high praise for its performance and high-quality data. This and other new product introductions are targeted at the oil and gas industry, marine engineering companies, hydrographic agencies and the military. We expect to begin realizing the benefits of these products later this year.”

Benthos, Inc., through its Undersea Systems Division, designs, manufactures, sells and services a variety of oceanographic products for underwater tasks; and through its TapTone Package Inspection Systems Division makes systems for testing consumer packages made of glass, metal or plastic. The common stock of the Company is traded on the Nasdaq SmallCap market under the symbol BTHS. For more information, Benthos can be found on the Internet at www.benthos.com.

Forward Looking Statements

The statements in this news release and in oral statements which may be made by representatives of the Company relating to plans, strategies, economic performance and trends and other statements that are not descriptions of historical facts are forward-looking statements within the meaning of the Federal Securities Laws. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include: the timing of large project orders, competitive factors, shifts in customer demand, government spending, economic cycles, availability of financing as well as the factors described in this news release, including anticipated growth of our TapTone Package Inspection Systems and geophysical product lines and the progress of lean manufacturing training techniques. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

Benthos, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

(unaudited)

	December 31, 2003	September 30, 2003
Assets
Current Assets:
Cash and Cash Equivalents	$363	$204
Accounts Receivable, Net	2,678	2,535
Inventories	3,051	3,076
Prepaid Expenses and Other Current Assets	118	153
Note Receivable and Other Receivable – Real Estate	—	1,150

Total Current Assets	6,210	7,118

Property, Plant and Equipment, Net	1,416	1,568
Goodwill	576	576
Acquired Intangible Assets, Net	397	456
Other Assets, Net	48	52

	$8,647	$9,770

Liabilities and Stockholders’ Investment
Current Liabilities:
Current Portion of Long-Term Debt	$279	$879
Line of Credit	300	—
Accounts Payable	1,747	2,160
Accrued Expenses	965	1,161
Customer Deposits and Deferred Revenue	303	261

Total Current Liabilities	3,594	4,461

Long-Term Debt, Net of Current Portion	465	534

Stockholders’ Investment:
Common stock, $.06 2/3 Par Value- Authorized – 7,500 Shares Issued – 1,653 Shares at December 31, 2003 and September 30, 2003	110	110
Capital in Excess of Par Value	1,569	1,569
Retained Earnings	3,540	3,727
Treasury Stock, at Cost– 270 shares at December 31, 2003 and September 30, 2003	(631)	(631)

Total Stockholders’ Investment	4,588	4,775

	$8,647	$9,770

Benthos, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended
	December 31, 2003	December 31, 2002

Net Sales	$3,823	$4,352

Cost of Sales	2,381	2,816

Gross Profit	1,442	1,536

Selling, General and Administrative Expenses	1,183	1,257
Research and Development Expenses	370	397
Amortization of Acquired Intangibles	60	60

Loss from Operations	(171)	(178)

Interest Expense	(16)	(57)

Net Loss	$(187)	$(235)

Basic and Diluted Loss Per Share	$(0.14)	$(0.17)

Weighted Average Number of Shares Outstanding	1,383	1,383